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CIRCULATION PUBLISHES MERLIN TIMI-36 DATA SHOWING

SAFETY AND ANTI-ARRHYTHMIC EFFECTS OF RANEXA®

--Data also presented today at European Society of Cardiology Congress 2007--

PALO ALTO, Calif., September 5, 2007 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that data published in Circulation and presented at the European Society of Cardiology Congress 2007 in Vienna, Austria shows that Ranexa® (ranolazine extended-release tablets) reduced both ventricular and atrial arrhythmias in patients receiving Ranexa compared to placebo in the MERLIN TIMI-36 study.

Patients receiving Ranexa had a 37 percent reduction in their relative risk of ventricular tachycardia lasting eight beats or more (p<0.001) and there were fewer episodes of sudden cardiac death observed in patients taking ranolazine (56) than in patients taking placebo (65).

As part of the MERLIN TIMI-36 safety assessment, Holter monitors recorded continuous ECG recordings for the first seven days after patients were admitted to the study with an episode of non-ST elevation myocardial infarction or unstable angina. Patients are typically especially susceptible to arrhythmic events during the first seven days following a heart attack. The more than 1,000,000 hours of Holter monitor data from 6,351 study participants are believed to represent the largest Holter monitor database ever collected in a clinical trial.

"The significant reductions in ventricular arrhythmias observed in ranolazine patients in the MERLIN TIMI-36 study provide important and reassuring data regarding the long-term safety of ranolazine and suggest that ranolazine could have potential as a new anti-arrhythmic agent in treating ventricular arrhythmias," said Benjamin Scirica, a cardiologist at Brigham and Women's hospital, an investigator at the TIMI Study group and lead author of the study.

These data represent the first clinical report of the effect of ranolazine to reduce the incidence of cardiac arrhythmias and support the findings of many prior preclinical studies which have suggested that ranolazine has potential anti-arrhythmic properties due to its action as an inhibitor of the late sodium current.

In accordance with a special protocol assessment agreement between the U.S. Food and Drug Administration (FDA) and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina, and plans to submit a supplemental new drug application to the FDA in fall 2007. CV Therapeutics plans to ask the FDA to modify the existing product labeling for Ranexa by reducing cautionary language and expanding the indication to include first-line angina.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

Study Design

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) was a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in 6,560 patients (3,279 received ranolazine, 3,281 received placebo) with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Participants in the MERLIN TIMI-36 study received modern therapy, with approximately 96 percent of patients on aspirin, approximately 89 percent on beta blockers and approximately 82 percent on statins. Approximately 59 percent of study participants received coronary angiography during their initial hospitalization.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to clinical trials and regulatory filings, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.